                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 3, 2022
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS NET EARNINGS OF $4.7 MILLION OR $0.72 PER SHARE FOR THE 2nd QUARTER OF 2022.

Columbus, Ohio – August 2, 2022  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the second quarter ended June 30, 2022.

Second Quarter and First Half 2022 Highlights

•	Net Income of $4.7 million for the second quarter and $9.2 million YTD and Earnings Per Share (EPS) of $0.72 for Q2 and $1.41 YTD.
•	Return on Average Assets (ROA) and Return on Average Equity (ROE) were 1.18% and 14.61%, respectively for the second quarter. For the first six months of 2022, ROA was 1.21% and ROE was 14.47%.
•	Net interest income expanded $771,000, or 7.2%, during the second quarter, when compared to the quarter ended March 31, 2022.
•	Book value per share increased to $20.25 at June 30, 2022.
•	Net loans and leases grew by $97 million, or 7.6%, during the quarter. Net loans and leases totaled $1.4 billion at June 30, 2022.
•

Credit quality remains strong with loans more than 30 days past due at 0.05% of total loans and classified and criticized loans were further reduced during the quarter to 0.23% of total loans at June 30, 2022.

Recent Developments

•

On July 5, 2022, the Company’s Board of Directors declared a Cash Dividend of $0.05 per share payable on July 26, 2022 to shareholders of record as of the close of business on July 15, 2022.  This represented a 25% increase in our quarterly cash dividend.

•	In June 2022, CFBank opened a full-service Retail branch and Commercial Banking presence in Indianapolis, Indiana.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented, “Our strong growth trajectory continued during the second quarter, with loans increasing by nearly $100 million. Our ongoing acquisition of banking talent is translating into increasing business opportunities and growing pipelines. Commercial Banking is leading our growth, with Retail Mortgage Lending volumes also performing well. Our ongoing investments in proven performers and expanding our market presence is setting the table for both future growth and business diversification through adding and/or expanding business niches.  Included in these specialty business niches targeted are Practice Finance, Equipment Financing and working with Non-Profit and Public Fund entities.

We are having good success attracting top talent to our Commercial Banking and other teams. Seasoned performers are attracted by the relative sophistication of CFBank as compared to larger regionals, along with our entrepreneurial business approach and team focused environment.

Our ongoing business investments include adding Banking talent, along with upgrading our operating platforms, extending product offerings, increasing business niches, and expanding our geographic footprint, are being balanced while sustaining earnings performance.

Credit quality remains strong and stable, as evidenced by further reductions of criticized and classified loans during the second quarter, along with zero commercial delinquencies as of June 30, 2022. We remain highly disciplined in our underwriting as well as diligent in monitoring the performance of our loan portfolios against an uncertain economic backdrop.  If needed moving forward, the Holding Company has capital available through a credit facility that could be utilized to downstream additional capital to the Bank.  Until we gain greater clarity on the underlying economic strength, we have temporarily suspended share repurchases to preserve capital.  Because we remain confident in our earnings and performance, our dividend was recently increased.

We feel extremely well positioned moving forward, given our strong capital and credit quality, along with having access to additional capital from our holding company, to continue to prudently grow market share.”

Robert E. Hoeweler, Chairman of the Board, added: “CF Bankshares is uniquely positioned through its exceptional management team and leadership to be able to cope with the pending economic problems of our day. This is not the first time we have been through challenging periods, nor will it be the last cycle. CFBank is in a strong position, well prepared to protect our depositors, serve our customers and communities, along with rewarding the interests of our shareholders. We are committed to doing these things to the very best of our abilities.”

We are just Revving Up!

Overview of Results

Net income for the three months ended June 30, 2022 totaled $4.7 million (or $0.72 per diluted common share) compared to net income of $4.5 million (or $0.69 per diluted common share) for the three months ended March 31, 2022 and net income of $3.5 million (or $0.52 per diluted common share) for the three months ended June 30, 2021.

Net income for the six months ended June 30, 2022 totaled $9.2 million (or $1.41 per diluted common share) compared to net income of $9.9 million (or $1.48 per diluted common share) for the six months ended June 30, 2021.

The decrease in net income for six months ended June 30, 2022 when compared to June 30, 2021 was primarily the result of decreased volumes on Direct to Consumer (DTC) residential mortgage loans, partially offset by an increase in net interest income and  a decrease in other noninterest expense.

During the second quarter of 2022, as a result of declining mortgage margins, we exited the saleable-to-investors mortgage business in favor of portfolio lending with servicing retained.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.5 million for the quarter ended June 30, 2022 and increased $771,000, or 7.2%, compared to $10.8 million in the prior quarter, and increased $505,000, or 4.6%, compared to $11.0 million in the second quarter of 2021.  The increase in net interest income compared to the prior quarter was primarily due to a  $1.6 million, or 11.8%, increase in interest income, partially offset by a $782,000, or 32.9%, increase in interest expense.  The increase in interest income was primarily attributed to a $136.9 million, or 9.9%, increase in average interest-earning assets outstanding,  coupled with a  6bps increase in average yield on interest-earning assets.    The increase in interest expense when compared to the prior quarter was attributed to a $141.3 million, or 13.3%, increase in average interest-bearing liabilities, coupled with a 15bps increase in the average cost of funds on interest-bearing liabilities. The net interest margin of 3.04% for the quarter ended June 30, 2022 decreased 9bps compared to the net interest margin of 3.13% for the prior quarter.  The net interest margin was impacted by higher levels of cash during the second quarter, which has a lower yield.

The increase in net interest income compared to the second quarter of 2021 was primarily due to an $1.0 million, or 7.6%, increase in interest income, partially offset by a $539,000, or 20.6%, increase in interest expense.  The increase in interest income was primarily attributed to a 23bps increase in the average yield on interest-earning assets, coupled with a $19.5 million, or 1.3%, increase in average interest-earning assets outstanding.  The increase in interest expense was attributed to an 18bps increase in the average cost of funds on interest-bearing liabilities, partially offset by a $9.1 million, or 0.8%, decrease in average interest-bearing liabilities. The net interest margin of 3.04% for the quarter ended June 30, 2022 increased 9bps compared to the net interest margin of 2.95% for the second quarter of 2021.

Noninterest Income

Noninterest income for the quarter ended June 30, 2022 totaled $808,000 and decreased $238,000, or 22.8%, compared to $1.0 million for the prior quarter.  The decrease was primarily due to a $436,000 decrease in the net gain on sales of residential mortgage loans, partially offset by a $143,000 increase in gain on sales of SBA loans.

Noninterest income for the quarter ended June 30, 2022 decreased $143,000, or 15.0%, compared to $951,000 for the quarter ended June 30, 2021.  The decrease was primarily due to a $1.0 million decrease in net gain on sales of SBA loans, partially offset by an $865,000 increase in net gain on sales of residential mortgage loans.

During the second quarter 2022, we exited the saleable-to-investors mortgage business in favor of portfolio lending with servicing retained. The following table represents the notional amount of loans sold during the three months ended June 30, 2022, March 31, 2022, and June 30, 2021.

	Three Months ended
	June 30, 2022	March 31, 2022	June 30, 2021
Notional amount of loans sold	$9,368	$85,180	$972,250

The following table represents the revenue recognized on mortgage activities for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021 (in thousands).

	Three Months ended
	June 30, 2022	March 31, 2022	June 30, 2021
Gain (loss) on loans sold	$(103)	$61	$2,289
Gain (loss) from change in fair value of loans held-for-sale	92	(448)	1,012
Gain (loss) from change in fair value of derivatives	132	944	(4,045)
	$121	$557	$(744)

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2022 totaled $6.5 million and increased $195,000, or 3.1%, compared to $6.3 million for the prior quarter.  The increase in noninterest expense was primarily due to  a  $89,000 increase in advertising and marketing expense,  a  $76,000 increase in FDIC premiums and a  $38,000 increase in professional fees, partially offset by a $43,000 decrease in salaries and employee benefits expense.

Noninterest expense for the quarter ended June 30, 2022 decreased $2.8 million, or 30.2%, compared to $9.3 million for the quarter ended June 30, 2021.  The decrease in noninterest expense was primarily due to a $1.1 million decrease in advertising and marketing expense, a $973,000 decrease in salaries and employee benefits, and a $736,000 decrease in professional fees. The decreases in advertising and marketing expense, salaries and employee benefits expense, and professional fees were primarily the result of our scale down and exit of the saleable-to-investor mortgage business in favor of portfolio lending with servicing retained.

During the 3rd quarter of 2022, we will be converting our core processing platform.  We estimate these one-time conversion costs will impact the 3rd quarter by approximately $450,000 and the 4th quarter by approximately $50,000.

Income Tax Expense

Income tax expense was $1.2 million for the quarter ended June 30, 2022 (effective tax rate of 19.6%), compared to $1.0 million for the prior quarter (effective tax rate of 18.5%) and $835,000 for the quarter ended June 30, 2021 (effective tax rate of 19.3%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.4 billion at June 30, 2022 and increased $96.9 million, or 7.6%, from the prior quarter and increased $164.1 million, or 13.5%, from December 31, 2021.  The increase in net loans during the quarter was primarily due to a $37.0 million increase in commercial loan balances, a $31.6 million increase in single-family residential loan balances, a $28.7 million increase in construction loan balances, a $3.9 million increase in multi-family loan balances, and a $2.6 million increase in home equity lines of credit, partially offset by a  $7.0 decrease in commercial real estate loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in net loans from December 31, 2021 was primarily due to a $63.0 million increase in commercial loan balances, a $61.2 million increase in single-family residential loan balances, a $40.5 million increase in construction loan balances, a $2.8 million increase in home equity lines of credit, and a $1.2 million increase in multi-family loan balances, partially offset by a $4.7 decrease in commercial real estate loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	June 30, 2022	March 31, 2022
Construction - 1-4 family	$42,281	$34,386
Construction - Multi-family	56,071	57,363
Construction - Non-residential	30,220	35,381
Hotel/Motel	17,023	17,078
Industrial / Warehouse	26,362	27,902
Land/Land Development	27,895	29,315
Medical/Healthcare/Senior Housing	3,253	3,297
Multi-family	84,580	60,990
Office	40,526	41,254
Retail	26,631	30,630
Other	$61,089	$57,186

Asset Quality

Nonaccrual loans were $921,000, or 0.07%, of total loans at June 30, 2022, a decrease of $85,000 from nonaccrual loans at March 31, 2022 and a decrease of $76,000 from nonaccrual loans at December 31, 2021.  Loans past due more than 30 days totaled $716,000 at June 30, 2022 compared to $946,000 at March 31, 2022 and $3.6 million at December 31, 2021.

The allowance for loan and lease losses totaled $15.5 million at June 30, 2022 compared to $15.5 million at March 31, 2022 and December 31, 2021.  The ratio of the ALLL to total loans was 1.11% at June 30, 2022 compared to 1.20% at March 31, 2022 and 1.26% at December 31, 2020.

There was no provision for loan and lease losses expense for the quarters ended June 30, 2022 and March 31, 2022.  There was negative provision expense of $1.6 million during the quarter ended June 30, 2021.  Net recoveries for the quarter ended June 30, 2022 totaled $12,000 compared to net recoveries of $12,000 for the prior quarter and net recoveries of $9,000 for the quarter ended June 30, 2021.

Deposits

Deposits totaled $1.4 billion at June 30, 2022, an increase of $78.7 million, or 6.1%, when compared to $1.3 billion at March 31, 2022, and an increase of $131.1 million, or 10.5%, when compared to $1.2 billion at December 31, 2021.    The increase when compared to the prior quarter end is primarily due to a $67.7 million increase in money market account balances and a $32.0 million increase in certificate of deposit account balances, partially offset by a $20.3 million decrease in checking account balances.  The increase when compared to December 31, 2021 is primarily due to a $138.2 million increase in money market account balances and a $45.6 million increase in certificate of deposit account balances, partially offset by a $51.9 million decrease in checking account balances.  Noninterest-bearing deposit accounts decreased $9.3 million to $244.5 million from $253.8 million at March 31, 2022, and decreased $40.4 million from $284.9 million at December 31, 2021.

Borrowings

FHLB advances and other debt totaled $75.6 million at June 30, 2022, a decrease of $7.6 million when compared to $83.2 million at March 31, 2022 and a decrease of $14.1 million when compared to $89.7 million at December 31, 2021. The decrease when compared to the prior quarter was due to net reductions of $3.7 million on the Company’s line of credit with a third party financial institution and repayments of $3.5 million in FHLB advances.  The decrease when compared to December 31, 2021 was due to net reductions of $3.7 million on the Company’s line of credit with a third party financial institution and repayments of $10.0 million in FHLB advances.

Capital

Stockholders’ equity totaled $132.7 million at June 30, 2022, an increase of $4.4 million, or 3.4%, from $128.3 million at March 31, 2022.  Stockholders’ equity increased $7.4 million, or 5.9%, from  $125.3 million at December 31, 2021.  The increase in total stockholders’ equity during the three months ended June 30, 2022 was primarily attributed to net income, partially offset by a $217,000 other comprehensive loss and share repurchases of $257,000.  The increase in total stockholders’ equity during the six months ended June 30, 2022 was primarily attributed to net income, partially offset by a $1.3 million other comprehensive loss and share repurchases of $588,000.  The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

During the second quarter of 2022, CFBank paid a dividend of $5 million to the Holding Company.  The proceeds of this dividend were used to pay down the Holding Company line of credit, resulting in interest savings.  At June 30, 2022, the Company has $14.4 million available on its Holding  Company line of credit, which could be utilized to provide additional capital to the bank.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of nearly 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2021 and has been recognized as a Small Cap All-Star performer by Piper Sandler in 2021, 2020, and 2019. CFBank is the only Ohio-based bank and one of only four banks in the country that have achieved this award for the past three consecutive years (2019, 2020 and 2021). In addition, CFBank was ranked #4 in Performance and #2 in Growth Strategy by Bank Director magazine based on 2020 performance and growth.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs, and those additional risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2021,  as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended March 31, 2022.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2022	2021	% change	2022	2021	% change
Total interest income	$14,705	$13,661	8%	$27,857	$26,518	5%
Total interest expense	3,160	2,621	21%	5,538	5,861	-6%
Net interest income	11,545	11,040	5%	22,319	20,657	8%

Provision for loan and lease losses	-	(1,600)	n/m	-	(1,600)	n/m
Net interest income after provision for loan and lease losses	11,545	12,640	-9%	22,319	22,257	0%

Noninterest income
Service charges on deposit accounts	289	206	40%	555	399	39%
Net gain on sales of residential mortgage loans	121	(744)	-116%	678	5,616	-88%
Net gain on sale of SBA loans	143	1,159	-88%	143	1,159	-88%
Swap fee income	5	-	n/m	18	182	-90%
Gain on redemption of life insurance	-	3	n/m	-	383	n/m
Other	250	327	-24%	460	442	4%
Noninterest income	808	951	-15%	1,854	8,181	-77%

Noninterest expense
Salaries and employee benefits	3,578	4,551	-21%	7,199	9,160	-21%
Occupancy and equipment	312	259	20%	631	581	9%
Data processing	529	524	1%	1,049	1,060	-1%
Franchise and other taxes	338	243	39%	661	482	37%
Professional fees	645	1,381	-53%	1,252	2,596	-52%
Director fees	153	158	-3%	294	310	-5%
Postage, printing, and supplies	38	47	-19%	81	86	-6%
Advertising and marketing	134	1,283	-90%	179	2,527	-93%
Telephone	61	67	-9%	114	126	-10%
Loan expenses	106	31	242%	206	88	134%
Depreciation	126	106	19%	241	203	19%
FDIC premiums	227	380	-40%	378	619	-39%
Regulatory assessment	65	65	0%	131	130	1%
Other insurance	46	40	15%	90	68	32%
Other	114	132	-14%	243	200	22%
Noninterest expense	6,472	9,267	-30%	12,749	18,236	-30%

Income before income taxes	5,881	4,324	36%	11,424	12,202	-6%
Income tax expense	1,155	835	38%	2,180	2,292	-5%
Net Income	$4,726	$3,489	35%	$9,244	$9,910	-7%

Share Data
Basic earnings per common share	$0.74	$0.53		$1.44	$1.52
Diluted earnings per common share	$0.72	$0.52		$1.41	$1.48

Average common shares outstanding - basic	6,413,884	6,536,422		6,415,871	6,537,083
Average common shares outstanding - diluted	6,552,763	6,689,253		6,550,620	6,679,976

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2022	2022	2021	2021	2021
Assets
Cash and cash equivalents	$154,850	$168,290	$166,591	$68,161	$134,321
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	12,220	13,004	16,347	17,128	17,661
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	-	8,470	27,988	77,946	254,327
Loans and leases	1,393,759	1,296,836	1,229,657	1,139,199	1,016,972
Less allowance for loan and lease losses	(15,532)	(15,520)	(15,508)	(15,487)	(15,495)
Loans and leases, net	1,378,227	1,281,316	1,214,149	1,123,712	1,001,477
FHLB and FRB stock	7,332	7,326	7,315	6,475	6,164
Premises and equipment, net	6,110	6,032	5,869	3,944	3,765
Other assets held for sale	-	-	-	-	29,308
Operating lease right of use assets	1,638	1,782	1,925	1,462	1,584
Bank owned life insurance	26,038	25,889	25,743	25,582	25,439
Accrued interest receivable and other assets	27,962	26,986	24,562	25,446	28,635
Total assets	$1,619,477	$1,544,195	$1,495,589	$1,354,956	$1,507,781

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$244,484	$253,778	$284,935	$243,153	$249,557
Interest bearing	1,133,005	1,045,008	961,417	913,637	922,312
Total deposits	1,377,489	1,298,786	1,246,352	1,156,790	1,171,869
FHLB advances and other debt	75,594	83,235	89,727	41,218	74,290
Advances by borrowers for taxes and insurance	1,879	2,078	2,752	1,756	1,412
Operating lease liabilities	1,736	1,889	2,032	1,578	1,709
Other liabilities held for sale	-	-	-	-	107,229
Accrued interest payable and other liabilities	15,185	14,972	14,513	15,571	16,549
Subordinated debentures	14,903	14,893	14,883	14,874	14,864
Total liabilities	1,486,786	1,415,853	1,370,259	1,231,787	1,387,922

Stockholders' equity	132,691	128,342	125,330	123,169	119,859
Total liabilities and stockholders' equity	$1,619,477	$1,544,195	$1,495,589	$1,354,956	$1,507,781

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$17,744	$221	4.58%	$20,309	$224	4.36%	$18,310	$166	3.64%
Loans and leases and loans held for sale (3)	1,327,636	14,042	4.23%	1,262,051	12,828	4.07%	1,379,104	13,414	3.89%
Other earning assets	162,912	364	0.89%	89,004	38	0.17%	92,589	24	0.10%
FHLB and FRB stock	7,329	78	4.26%	7,319	62	3.39%	6,164	57	3.70%
Total interest-earning assets	1,515,621	14,705	3.88%	1,378,683	13,152	3.82%	1,496,167	13,661	3.65%
Noninterest-earning assets	81,305			77,320			80,786
Total assets	$1,596,926			$1,456,003			$1,576,953

Interest-bearing liabilities:
Deposits	$1,108,079	2,501	0.90%	$956,568	1,684	0.70%	$1,084,719	2,108	0.78%
FHLB advances and other borrowings	92,612	659	2.85%	102,860	694	2.70%	125,046	513	1.64%
Total interest-bearing liabilities	1,200,691	3,160	1.05%	1,059,428	2,378	0.90%	1,209,765	2,621	0.87%

Noninterest-bearing liabilities	266,812			270,376			251,071
Total liabilities	1,467,503			1,329,804			1,460,836

Equity	129,423			126,199			116,117
Total liabilities and equity	$1,596,926			$1,456,003			$1,576,953

Net interest-earning assets	$314,930			$319,255			$286,402
Net interest income/interest rate spread		$11,545	2.83%		$10,774	2.92%		$11,040	2.78%
Net interest margin			3.04%			3.13%			2.95%
Average interest-earning assets
to average interest-bearing liabilities	126.23%			130.13%			123.67%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2022	2022	2021	2021	2021	2022	2021
Earnings and Dividends
Net interest income	$11,545	$10,774	$10,969	$10,413	$11,040	$22,319	$20,657
Provision for loan and lease losses	$-	$-	$-	$-	$(1,600)	$-	$(1,600)
Noninterest income	$808	$1,046	$1,382	$2,077	$951	$1,854	$8,181
Noninterest expense	$6,472	$6,277	$6,796	$7,429	$9,267	$12,749	$18,236
Net Income	$4,726	$4,518	$4,467	$4,076	$3,489	$9,244	$9,910
Basic earnings per common share	$0.74	$0.70	$0.69	$0.63	$0.53	$1.44	$1.52
Diluted earnings per common share	$0.72	$0.69	$0.68	$0.61	$0.52	$1.41	$1.48
Dividends declared per share	$0.04	$0.04	$0.04	$0.03	$0.03	$0.08	$0.06

Performance Ratios (annualized)
Return on average assets	1.18%	1.24%	1.29%	1.18%	0.88%	1.21%	1.29%
Return on average equity	14.61%	14.32%	14.50%	13.43%	12.02%	14.47%	17.30%
Average yield on interest-earning assets	3.88%	3.82%	4.02%	3.92%	3.65%	3.85%	3.63%
Average rate paid on interest-bearing liabilities	1.05%	0.90%	0.88%	0.93%	0.87%	0.98%	0.98%
Average interest rate spread	2.83%	2.92%	3.14%	2.99%	2.78%	2.87%	2.65%
Net interest margin, fully taxable equivalent	3.04%	3.13%	3.36%	3.21%	2.95%	3.08%	2.83%
Efficiency ratio	52.39%	53.10%	55.02%	59.48%	77.28%	52.74%	63.24%
Noninterest expense to average assets	1.62%	1.72%	1.97%	2.15%	2.35%	1.67%	2.36%

Capital
Tier 1 capital leverage ratio (1)	10.09%	11.06%	11.29%	11.04%	9.72%	10.09%	9.72%
Total risk-based capital ratio (1)	13.33%	14.01%	14.02%	14.22%	14.10%	13.33%	14.10%
Tier 1 risk-based capital ratio (1)	12.13%	12.76%	12.77%	12.97%	12.85%	12.13%	12.85%
Common equity tier 1 capital to risk weighted assets (1)	12.13%	12.76%	12.77%	12.97%	12.85%	12.13%	12.85%
Equity to total assets at end of period	8.19%	8.31%	8.38%	9.09%	7.95%	8.19%	7.95%
Book value per common share	$20.25	$19.70	$19.28	$18.69	$18.07	$20.25	$18.07
Tangible book value per common share	$20.25	$19.70	$19.28	$18.69	$18.07	$20.25	$18.07
Period-end market value per common share	$21.00	$22.30	$20.53	$20.45	$19.48	$21.00	$19.48
Period-end common shares outstanding	6,552,020	6,515,927	6,500,248	6,588,343	6,631,589	6,552,020	6,631,589
Average basic common shares outstanding	6,413,884	6,417,881	6,448,896	6,510,504	6,536,422	6,415,871	6,537,083
Average diluted common shares outstanding	6,552,763	6,548,380	6,585,511	6,657,250	6,689,253	6,550,620	6,679,976

Asset Quality
Nonperforming loans	$921	$1,006	$997	$1,011	$327	$921	$327
Nonperforming loans to total loans	0.07%	0.08%	0.08%	0.09%	0.03%	0.07%	0.03%
Nonperforming assets to total assets	0.06%	0.07%	0.07%	0.07%	0.02%	0.06%	0.02%
Allowance for loan and lease losses to total loans	1.11%	1.20%	1.26%	1.36%	1.52%	1.11%	1.52%
Allowance for loan and lease losses to nonperforming loans	1686.43%	1542.74%	1555.47%	1531.85%	4738.53%	1686.43%	4738.53%
Net charge-offs (recoveries)	$(12)	$(12)	$(21)	$8	$(9)	$(24)	$(73)
Annualized net charge-offs (recoveries) to average loans	0.00%	0.00%	(0.01%)	0.00%	0.00%	0.00%	(0.01%)

Average Balances
Loans	$1,340,330	$1,254,639	$1,173,853	$1,065,069	$1,023,152	$1,297,484	$977,237
Assets	$1,596,926	$1,456,003	$1,381,158	$1,379,249	$1,576,953	$1,526,465	$1,542,158
Stockholders' equity	$129,423	$126,199	$123,232	$121,394	$116,117	$127,811	$114,548

(1)  Regulatory capital ratios of CFBank